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                                                                    Exhibit 10.1

                               AMENDMENT NUMBER 1
                                       TO
                         INTERACTIVE MARKETING AGREEMENT

          This Amendment Number 1 (this "Amendment") to that certain Interactive Marketing Agreement dated March 10, 1998 (the "Agreement"), by and between AMERICA ONLINE, INC. ("AOL"), a Delaware corporation with its principal offices at 22000 AOL Way, Dulles, VA 20166, and INFONAUTICS CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF INFONAUTICS, INC. ("Infonautics") with its principal offices at 900 West Valley Road, Suite 1000, Wayne, Pennsylvania 19087-1830, is made this 2nd day of March, 1999 (the "Execution Date"). Defined terms used herein but not defined shall be as defined in the Agreement.

          For valuable mutual consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree to amend the Agreement as follows:

1. SECTION 3.1, PLACEMENT FEES: This section shall be deleted in its entirety and replaced with the following: "AOL acknowledges the receipt of One Million Two Hundred Thousand Dollars ($1,200,000) from Infonautics (i) as payment in full by Infonautics of its obligations under Sections 3.1(i) and 3.1(ii) of the Agreement for the period beginning on the Commercial Launch date and ending October 31, 1998 prior to this Amendment and (ii) as payment in part by Infonautics of its obligation to make the November 1, 1998 quarterly payment due under Section 3.1 prior to this Amendment. Infonautics shall make its remaining placement fee payments to AOL as follows: Infonautics shall pay AOL the sum of Two Hundred Twenty Three Thousand, Three Hundred and Thirty Three Dollars ($223,333) within two (2) days of execution of this Amendment No. 1. Thereafter, on the first of every month beginning with March, 1999 and ending with July, 1999, Infonautics shall be invoiced in the amount of Two Hundred Twenty Three Thousand, Three Hundred and Thirty Three Dollars ($223,333), payable to AOL net thirty (30) days from the invoice date. On August 1, 1999, November 1, 1999, and February 1, 2000 Infonautics shall be invoiced in the amount of Five Hundred Thousand Dollars ($500,000), payable net thirty (30) days from the invoice date. If any payment is not made within thirty (30) days of the invoice date, then the amount due shall immediately and without notice increase by five percent (5%) of the outstanding balance."

2. SECTION 4.1, TERM: The fourth sentence of this section shall be deleted in its entirety and replaced with the following: "'Full Contract Terms' shall mean Infonautics shall continue to pay to AOL placement fees in the amount of either (i) Five Hundred Thousand Dollars ($500,000) per quarter or (ii) Two Hundred Twenty Three Thousand Three Hundred Thirty Three Dollars ($223,333) per month based on the then-current payments at the time of implementation of such Full Contract Terms, as specified in Section 3.1. All other terms and provisions of this Agreement shall apply during any such Renewal Term."

3. AGREEMENT. Except as specifically amended hereby, the Agreement remains in full force and effect.

4. COUNTERPARTS. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

AMERICA ONLINE, INC.                      INFONAUTICS CORPORATION

By: /s/ David M. Colburn                  By: /s/ Van Morris

Print Name:  David M. Colburn             Print Name:   Van Morris

Title:  Sr. Vice President                Title:  President